UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 24, 2015

GFI GROUP INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34897	80-0006224
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Water Street, New York, NY 10041

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 968-4100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

The information required by this Item 1.01 is set forth under Item 8.01 and is incorporated herein in response to this Item.

Item 8.01.	Other Events.

On August 24, 2015, GFI Group Inc. (“GFI”), Michael Gooch and Colin Heffron, directors of GFI and former executive officers of GFI; Jersey Partners Inc. (“JPI”), a stockholder of GFI controlled by Mr. Gooch; CME Group, Inc. (“CME”); the former members of the GFI Special Committee; BGC Partners, Inc. (“BGC”); and certain other former officers and affiliates of GFI entered into a memorandum of understanding (the “MOU”) with regard to a preliminary settlement (the “Settlement”) of the consolidated class action case pending before the Court of Chancery of the State of Delaware (the “Court”). The case was captioned In re GFI Group Inc. Stockholder Litigation (the “Delaware Case”). Neither GFI nor BGC will contribute any funds to the Settlement, which will be paid from a combination of insurance proceeds and payments by JPI and Messrs. Gooch and Heffron.

The Settlement provides for a settlement fund of $10.75 million for the class of GFI stockholders in the Delaware Case. The Settlement also provides for payment of attorneys’ fees and costs to plaintiffs’ counsel in an amount to be established by negotiation, mediation or a fee application to the Court. The final Settlement will also require approval of the Court, with funds to be paid to the settlement fund after such date and not before September 30, 2015. The Settlement, once approved, will resolve fully and finally all of the matters pending in Delaware relating to the actions of the former GFI officers, former GFI Board of Directors and former GFI Special Committee in connection with the BGC tender offer and acquisition of GFI.

In connection with the Settlement, Messrs. Gooch and Heffron, JPI, BGC and GFI have entered into a separate agreement providing for certain matters relating to the merger of BGC and GFI and allocating certain responsibilities and advancing certain payments (the “Settlement Letter”). In addition, in the MOU, CME has agreed to terminate the restriction prohibiting Messrs. Gooch and Heffron, JPI and certain other stockholders and affiliates of GFI from supporting the Back-End Mergers (as defined below) or similar transactions until January 30, 2016 (the “Waiver”), which was set forth in the Support Agreement, dated as of July 30, 2014, by and among the CME, JPI and affiliated entities, Messrs. Gooch and Heffron and another former GFI officer.

Accordingly, the parties to the Settlement Letter have agreed that on December 21, 2015, BGC, GFI, JPI and certain affiliates shall enter into the merger agreements providing for merger transactions (the “Back-End Mergers”) as required in the Tender Offer Agreement by and among BGC, GFI and BGC Partners, L.P. dated as of February 19, 2015. BGC expects the Back-End Mergers to be completed no later than January 29, 2016. In consideration of the Waiver and JPI’s agreement to complete the Back-End Mergers in early 2016, BGC will advance to JPI $10.75 million of the previously agreed upon and disclosed merger consideration to which JPI is entitled in the Back-End Mergers, which JPI will contribute to the settlement fund. The Settlement Letter also includes the following agreements: (i) payment of the plaintiffs’ attorneys’ fees and costs in the Delaware Case first from insurance proceeds, with any excess to be paid by Messrs. Gooch and Heffron; (ii) indemnification by Messrs. Gooch and Heffron with respect to liabilities and expenses in the Delaware Case and other cases related to breach of fiduciary duty or other causes of action, the CME Merger Agreement, insurance claims and the tender offer to the extent not covered by insurance; and (iii) indemnification by Mr. Gooch with respect to liabilities and expenses in connection with the remaining New York class action case that are not otherwise covered by insurance.

The JPI advance of the merger consideration will be deducted from the merger consideration payable to it upon completion of the Back-End Mergers, bear interest at the rate of 5.375% per annum and be secured by 2 million shares of GFI common stock owned by JPI. If insurance proceeds are insufficient, amounts advanced to Messrs. Gooch and Heffron, if any, would be deducted from any payment to which they may be entitled under their non-competition and distributable earnings bonus award agreements with BGC (the “DE Agreements”), which they entered into in connection with the tender offer, so long as they are eligible for payments under their respective DE Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GFI GROUP INC.

Date: August 28, 2015	By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chief Executive Officer

[Signature Page to Form 8-K, dated August 28, 2015, regarding a settlement agreement.]